                                                                     Exhibit 4.1

         [Certain portions of this exhibit have been omitted based on a request for confidential treatment pursuant to Rule 24b-2
             under the Securities Act of 1934, as amended. Omitted
     portions: Sections 6.1. (in part), 6.2 (in part), 6.4 (in part), 13.1
        (in part), and 18.4 (in part). The omitted portion has been filed separately with the Securities and Exchange Commission.]

                                LICENSE AGREEMENT

          THIS LICENSE AGREEMENT ("Agreement") is made as of the 25th day of October, 2001 ("Effective Date") by and between Unilens Corporation, having offices at 10431 72nd Street North, Largo, FL 33777 (hereinafter "Licensor") and Bausch & Lomb Incorporated, having offices at One Bausch and Lomb Place, Rochester, NY 14604 (hereinafter "B&L").

          WHEREAS, Licensor owns certain patent rights and other intellectual property and know-how relating to Licensor's EMA multifocal lens design ("Technology", as defined below);

          WHEREAS, B&L desires to acquire, and Licensor is willing to grant to B&L, a license under such proprietary rights and related know-how under the terms and conditions set forth herein.

          THEREFORE, in consideration of the premises and promises in this Agreement, the parties agree as follows:

1.0  DEFINITIONS
---  -----------

          The following defined terms are used in this Agreement.

          1.1. "Affiliate" of either party means all Persons that directly or indirectly are controlled by, control or are under common control with B&L or Licensor as the case may be.

          1.2. "Control" means the possession, directly or indirectly, of the power to direct or cause the direction of management of a Person, whether through ownership of voting securities, by contract or otherwise.

          1.3. "Clinical Intellectual Property" or "Clinical IP" means pre-clinical or clinical protocols and data resulting from or relating to pre-clinical or clinical trials incorporating the Technology that were performed before the Effective Date or are performed or developed during the term of this Agreement.

          1.4. "Design Criteria" means the requirements for achieving a successful commercial design of a cast molded lens as set forth in Exhibit 1 hereof.

          1.5. "Equipment" means surgical or diagnostic devices incorporating the Technology.

          1.6. "FDA" means the United States Food and Drug Administration or any successor entity thereto.

          1.7. "First Commercial Sale" means with respect to any Product, the first sale by B&L or a Sublicensee for use or consumption by the general public in any country.

          1.8.  "Field" means ophthalmic applications.

          1.9. "Intellectual Property" means the Patent Rights and Know-How, but it shall not include any intellectual property right invented, discovered, authored, or otherwise wholly owned by B&L.

          1.10. "Know-How" means all technology, engineering data, trade secrets, technical data, manufacturing information, Clinical IP, and any other information or experience that Licensor owns or has the right to license that is used in or is directly related to Technology as well as any direct improvements or modifications of the methodology developed by Licensor in the Field during the Term.

          1.11. "Net Sales" means, in any case where a Product is sold or commercially disposed of for value by B&L, Affiliate of B & L, or any Sublicensee in an arm's length transaction with a third party (other than an Affiliate of, respectively, B&L or Sublicensee), the gross invoice price for such Product, less the following:

          (a) discounts, chargebacks, Medicare or other government rebates, and rebates to purchasers actually taken or allowed;

          (b) credits or allowances given or made for rejections or return of any previously sold Products actually taken or allowed;

          (c) to the extent included in such gross invoice price any tax or government charge imposed on the production, import, export, sale, delivery or use of such Products, including, without limitation, any value added or similar tax or government charge, but not including any tax levied with respect to income; and

          (d) to the extent included in such gross invoice price any reasonable and documented packaging and distribution charges.

          (e) Notwithstanding any other provision of this Section 1.11, Net Sales shall not include the transfer without consideration of any Product by B&L or a Sublicensee:

                (i) for use in any clinical trial or in any pre-clinical or other research;

                (ii) as samples or other use to promote additional Net Sales in amounts consistent with the normal business practices of B&L or any Sublicensee; or

                (iii) for compassionate use.

          1.12. "Patent Rights" means any patents or patent applications relating to the Technology (as defined below in Section 1.20) that Licensor owns or has the right to license that claim or relate to the Technology. The term "Patent Rights" includes any continuations, continuations in part, divisions, re-examinations, re-issues, and extensions, of any of the patents or patent applications listed in Exhibit 2 and any foreign equivalents thereof, including any future patents or patent applications B&L acquires right to under Section
3.1 hereof.

          1.13. "Person" means any natural person, corporation, partnership, firm, organization, limited liability company, trust, business trust, association, joint stock company, joint venture, pool, syndicate, sole proprietorship, unincorporated organization, any government or agency or political subdivision thereof, or any other entity.

          1.14. "Product(s)" mean an item(s) offered for sale in the Field that embodies the Technology or is covered by the Patent Rights.

          1.15. "Quarter" means B&L fiscal quarters as published by the B&L Finance Department annually.

          1.16. "Royalty Period" means the period beginning on the date of the First Commercial Sale in a particular country and terminating upon the earlier of the last expiration or abandonment of Patent Rights claiming or Know-How used in a Product that is actively marketed by B&L at the time of such expiration or abandonment.

          1.17. "Software" means software developed for use with the Technology.

          1.18. "Sublicense" means any sublicense of, or other agreement permitting the commercial exploitation of some or all of the rights granted to B&L under this Agreement, except that no agreement identified as a "Distributor Agreement" (i.e., the other party to the agreement takes title to Product from B&L) shall be deemed a Sublicense.

          1.19. "Sublicensee" means any Person with whom B&L enters into a Sublicense.

          1.20. "Technology" means technology developed or acquired by Licensor for producing Licensor's EMA multifocal lens design.

          1.21. "Term" means the period commencing upon the Effective Date and extending until the termination of this Agreement pursuant to Article 18.

2.0  LICENSE GRANTS
---  --------------

          2.1. Subject to the reservation of Licensor's rights in Section 2.2, Licensor grants to B&L, and B&L accepts, an exclusive, worldwide, royalty bearing license, with the right to sublicense, under the Patent Rights and Know-How to make, have made, use, sell, offer to sell, import, and distribute Products, Software and Equipment in the Field during the Term. Upon expiration of the last to expire Patent Rights, B&L will have a fully paid-up, worldwide license under the Patent Rights and will have an exclusive, worldwide, royalty-bearing license with the right to sublicense under the Know-How during the remainder of the Term as provided under this Agreement.

          2.2. Licensor shall have the right to make, sell, offer to sell, and distribute lathe cut contact lenses utilizing the Technology during the Term.

          2.3. B&L shall have the right to sublicense, in whole or in part, the license granted in Section 2.1 with Unilens' consent, which would not be unreasonably withheld. B&L shall be responsible for the obligations of Sub-licensees.

3.0  RIGHT OF FIRST NEGOTIATION ON IMPROVEMENTS
---  ------------------------------------------

          3.1. B&L shall have the right of first negotiation to obtain rights to any patent or patent application that relates to the Technology made or discovered by Licensor, its agents, consultants or contractors during the Term.

4.0  DEVELOPMENT
---  -----------

          4.1.  B&L shall use reasonable commercial efforts:

          (a)   to develop Products; and

          (b) to introduce those Products as soon as practical, consistent with regulatory approvals and commercially reasonable business practices and judgments.

5.0  TECHNICAL ASSISTANCE
---  --------------------

          5.1. Licensor shall, without charge, make available to B&L, the Licensor's technological personnel (regarded by Licensor to be competent for the purpose) to render technological assistance to B&L, to be scheduled at the mutual convenience of Licensor and B&L during the development process.

          5.2. Within Thirty (30) days of Licensor's submission of its invoice, B&L shall reimburse Licensor for reasonable travel, lodging and other out-of-pocket expenses associated with providing technical assistance requested by B&L.

6.0  ROYALTIES
---  ---------

          6.1. Subject to royalty payment deductions allowed under Sections 6.4 and 6.5 hereof, B&L shall pay to Licensor a royalty according to the following schedule. Royalties based upon Net Sales shall begin to accrue upon the date of First Commercial Sale.

Royalty Payment Schedule:
------------------------

          (a) [Omitted based on a request for confidential treatment pursuant to Rule 24b-2 under the Securities Act of 1934, as amended. The omitted portion has been filed separately with the Securities and Exchange Commission.] over the Term;

          (b) [Omitted based on a request for confidential treatment pursuant to Rule 24b-2 under the Securities Act of 1934, as amended. The omitted portion has been filed separately with the Securities and Exchange Commission.] over the Term; and

          (c) [Omitted based on a request for confidential treatment pursuant to Rule 24b-2 under the Securities Act of 1934, as amended. The omitted portion has been filed separately with the Securities and Exchange Commission.] over the Term; and

          (d) [Omitted based on a request for confidential treatment pursuant to Rule 24b-2 under the Securities Act of 1934, as amended. The omitted portion has been filed separately with the Securities and Exchange Commission.] until the expiration of the last to expire Patent Rights at which time B&L will have a fully paid-up, exclusive, worldwide license under the Patent Rights; and

          (e) [Omitted based on a request for confidential treatment pursuant to Rule 24b-2 under the Securities Act of 1934, as amended. The omitted portion has been filed separately with the Securities and Exchange Commission.] upon the expiration date of the last to expire Patent Rights over the Term for an exclusive, world-wide, license under the Know-How for B&L, its Affiliates and Sublicensees to continue to make, have made, use, sell, offer to sell, import, and distribute Products, Software and Equipment in the Field during the remainder of the Term.

          6.2. B&L shall make minimum royalty payments according to the following Minimum Royalty Schedule, PROVIDED, that if B&L fails to meet the minimum royalty requirement for any given twelve (12) month period as measured from the date of the First Commercial Sale, then B&L shall have the opportunity within thirty (30) days after making the final royalty payment for the previous twelve (12) month period, to make up the difference between what was actually paid and the applicable minimum royalty. If B&L does not make such payment, then the royalty rate for the next twelve (12) month period will increase by one percent (1 %) over the applicable rate as defined above, which rate will decrease (subject to the one percent (1 %) penalty) as volume thresholds are crossed. If B&L meets the minimum royalty requirement or otherwise makes a payment for the difference during the next twelve (12) month period, the royalty rate will drop back to the royalty rate for the applicable net sales volume without the one percent (1 %) penalty. Moreover, the one percent (1 %) penalty is a maximum and is not additive year over year.

Minimum Royalty Payment Schedule:
--------------------------------

          (a) [Omitted based on a request for confidential treatment pursuant to Rule 24b-2 under the Securities Act of 1934, as amended. The omitted portion has been filed separately with the Securities and Exchange Commission.] for the first twelve (12) months following the First Commercial Sale;

          (b) [Omitted based on a request for confidential treatment pursuant to Rule 24b-2 under the Securities Act of 1934, as amended. The omitted portion has been filed separately with the Securities and Exchange Commission.] for the second twelve (12) months following the First Commercial Sale, and

          (c) [Omitted based on a request for confidential treatment pursuant to Rule 24b-2 under the Securities Act of 1934, as amended. The omitted portion has been filed separately with the Securities and Exchange Commission.] for each twelve (12) month period thereafter during the Term until the date of the last to expire Patent Right.

          6.3. B&L shall be responsible for payment of Royalties on Net Sales to independent third parties through B&L's Affiliates and Sublicensees. Royalties shall accrue only once for the same unit of Product.

          6.4. Upon the date of First Commercial Sale, B&L shall be entitled to reduce each royalty payment (including the minimum royalty payment) due Licensor hereunder by [Omitted based on a request for confidential treatment pursuant to Rule 24b-2 under the Securities Act of 1934, as amended. The omitted portion has been filed separately with the Securities and Exchange Commission.] until B&L recovers a total amount of [Omitted based on a request for confidential treatment pursuant to Rule 24b-2 under the Securities Act of 1934, as amended. The omitted portion has been filed separately with the Securities and Exchange Commission.] for Development costs.

          6.5. Should a third party commercialize a product which is reasonably determined by B&L to be substantially the same as the Product licensed hereunder ("Competing Product") in a country where Licensor has no patent protection covering the Product, and B&L is selling Product in that country, then B&L will have the right to reduce the applicable Royalty Rate by one percent (1 %) for Net Sales on Product in that country for so long as such Competing Product is being sold in that country.

7.0  TIMING OF ROYALTY PAYMENTS; RECORDS
---  -----------------------------------

          7.1. Timing of Payments. Within Forty-Five (45) days after the end of each sequential Quarter following the First Commercial Sale, B&L shall pay to Licensor the royalty payment due for each Quarter in U.S. dollars.

          7.2. Currency Conversion. Any royalty due shall be converted, where applicable, from the currency of the country in which the sale was made into U.S. dollars at the average month-end exchange rates for such Quarter as calculated based on the daily exchange rate published in The Wall Street Journal.

          7.3. Record Keeping. B&L shall keep full and accurate records relating to its payment obligations hereunder for the period extending from the previous two calendar years to the end of the then-current calendar year of the Term, including, without limitation, data used in arriving at the payments of
Section 6.1 ("Royalty Records").

          7.4. Examination of Records. B&L shall permit Licensor to have B&L's Royalty Records examined no more often than once per calendar year by an independent certified public accountant, retained by Licensor and reasonably acceptable to B&L, during regular business hours and upon Fifteen (15) days' advance written notice. Such independent accountant shall keep confidential (under a written confidentiality agreement reasonably acceptable to B&L) any information obtained during such examination, and shall report to Licensor only the amounts of payments which the independent accountant believes to be due and payable hereunder and the data from which such determination is made. B&L and Licensor shall promptly pay any adjustments required between them as a result of the audit. The expense of each annual audit shall be borne by the Licensor, unless the audit shall demonstrate an under-reporting greater than ten percent (10%) of royalties, in which event the audit expenses shall be borne by B&L.

8.0  WARRANTIES
---  ----------

          8.1.  Each party represents and warrants to the other that it:

          (a) is a corporation duly organized, validly existing and in good standing under the laws of the state in which it is incorporated; and

          (b) is and shall remain in compliance with all requirements of applicable laws, rules and regulations including, without limitation, federal import and export requirements, rules and regulations of the FDA and counterpart agencies in other countries, except to the extent that noncompliance does not materially adversely affect such party's ability to perform its obligations and exercise its rights under this Agreement.

          8.2.  Each party represents and warrants that it:

          (a) has all requisite power and authority and the legal right to enter into this Agreement and to perform its obligations hereunder;

          (b) has taken all necessary corporate action on its part to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder; and

          (c) has duly executed and delivered this Agreement which, in turn, constitutes a legal, valid, binding obligation, enforceable against such party in accordance with its terms.

          8.3.  Licensor represents and warrants that:

          (a) it owns the entire right, title and interest in and to the Patent Rights free of any lien, contractual commitment; or other encumbrance, that such entire right, title and interest is not encumbered in any manner, and that no licenses have ever been granted by Licensor under the Intellectual Property except for the security interest and lien of EBC Zurich AG ("EBC"), a principal shareholder of Licensor, pursuant to the Security Agreement, dated January 14, 1993, between Licensor and such company. EBC's Letter Of Consent to this Agreement is attached hereto as Exhibit 4 and Licensor represents and warrants that the Letter of Consent is a true original signed by an officer of EBC who is empowered to sign legally binding instruments on behalf of EBC.

          (b) it is not aware of any intellectual property rights of others that would interfere with the manufacture, use, sale, or import of Products by B&L or any Sublicensee;

          (c) it has not assigned or conveyed any interest in any Intellectual Property right inconsistent with the rights granted under this Agreement;

          (d) it is not aware that any third party has infringed any of the Intellectual Property as of the Effective Date;

          (e) to the extent it has prosecuted any patent applications covered by any Intellectual Property rights, it has prosecuted such applications in good faith;

          (f) it has taken reasonable precautions to protect the secrecy, confidentiality and value of the Know-How,

          (g) it owns, has an absolute right to use the Know-How, and has the unrestricted right to convey such rights to B&L to use the Know-How, and to the best of its knowledge the Know-How is not part of the public knowledge or literature and has not been used, divulged, or appropriated either for the benefit of any Person, and no Know-How is subject to any adverse claim or has been challenged or threatened in any way;

          (h) all employees and consultants who are or have been involved in the design, review, evaluation or development of the Intellectual Property have executed a nondisclosure and assignment of inventions agreement ("Confidentiality Agreement"), and that none of the employees or consultants of Licensor is subject to any contractual or legal restriction that might interfere with the use of his or its best efforts to perform his or its obligations hereunder. No employee of Licensor has entered into any contract (including any contract that imparts or that imparted an obligation of non-competition, secrecy, confidentiality or non-disclosure upon Licensor, any employee thereof or any third party) that restricts or limits in any way the scope or type of work in which the employee may be engaged or requires the employee to transfer, assign or disclose information concerning his work to anyone other than Licensor, and that Licensor has no reason to believe that it or any of its employees either is or was under any obligation of non-competition, secrecy, confidentiality or non-disclosure to any third party;

          (i) no employee or consultant of Licensor: (1) has used any other Person's Intellectual Property or other information that is confidential in the course of his work, or (2) is, or is currently expected to be, in default under any term of any employment contract, agreement, or arrangement relating to the Intellectual Property, any Confidentiality Agreement, or any other contract or any restrictive covenant relating to the Intellectual Property, or the development or exploitation thereof;

          (j) all of the issued Patents are currently in compliance with formal legal requirements (including payment of filing, examination, and maintenance fees and proofs of working or use), and are not subject to any maintenance fees or taxes or actions falling due within ninety (90) days after the Effective Date;

          (k) has the ability to grant to B&L an exclusive license under the Intellectual Property.

          8.4. B&L assumes all responsibility for and all risk of damage or injury that may occur as a result of its (or its Sublicensees') acts, omissions, or negligence in making, using, selling, offering to sell, importing or distributing Products, Software or Equipment arising out of or relating to the licensing of the Patent Rights or Know-How under this Agreement. Unless due to a breach of Licensor's representations and/or warranties provided for herein, B&L agrees to indemnify, defend, and hold Licensor harmless for any and all third-party claims, suits, demands, actions, damages, judgments, costs, liabilities or expenses (including, without limitation, attorneys fees) arising from the actions of B&L with respect to any Products, Software or Equipment made, used, sold, offered for sale, imported, distributed, received or provided as a result of its licensing the Patent Rights or Know-How under this Agreement, including without limitation (i) any claim of infringement or misappropriation of any patent, trademark, copyright, trade secret or other proprietary interest of a third party; and (ii) any products liability or similar claim for personal injury or property damage.

9.0  LIMITATION OF LIABILITY
---  -----------------------

          9.1. NOTWITHSTANDING ANYTHING ELSE IN THIS AGREEMENT OR OTHERWISE, NEITHER PARTY SHALL BE LIABLE WITH RESPECT TO ANY SUBJECT MATTER OF THIS AGREEMENT UNDER ANY CONTRACT, NEGLIGENCE, STRICT LIABILITY OR OTHER LEGAL OR EQUITABLE THEORY FOR ANY INDIRECT, INCIDENTAL, SPECIAL, PUNITIVE, OR CONSEQUENTIAL DAMAGES, LOST PROFITS OR LOST DATA.

          9.2. IN NO EVENT SHALL EITHER PARTY'S CUMULATIVE LIABILITY TO THE OTHER PARTY EVER EXCEED THE PAYMENTS MADE AND DUE AND OWING BY B&L TO LICENSOR HEREUNDER. THE FOREGOING LIMITATION ON LIABILITY SHALL NOT APPLY TO ANY LIABILITY OF B&L UNDER SECTION 8.4.

          9.3. (a) During the term of this Agreement Licensor shall, at its sole cost and expense, procure and maintain:

                (i) Commercial General Liability insurance including coverage for products/completed operations with annual limits of liability in an amount not less than $1,000,000 per occurrence; $1,000,000 general aggregate; and $3,000,000 products/completed operations aggregate, or their equivalent in non-US locations.

          (b) During the term of this Agreement B&L shall, at its sole cost and expense, procure and maintain:

                (i) Commercial General Liability insurance including coverage for products/completed operations with limits of liability in an amount not less than $1,000,000 per occurrence; $1,000,000 general aggregate; and $3,000,000 products/completed operations aggregate, or their equivalent in non-US locations.

                (ii) Workers' Compensation insurance in accordance with statutory requirements including Employer's Liability with limits in an amount of not less than $1,000,000 each accident/disease, or its equivalent in non-US locations.

          (c) All policies of insurance required hereunder shall designate Licensor and B&L as an additional insured, as their respective interests may appear, and shall be endorsed to provide no less than 30 days prior written notice in the event of cancellation, non-renewal or material change. The insurance company(s) providing these policies shall have a current A.M. Best rating of A- or better, and shall be licensed to do business in the applicable jurisdiction. A certificate of insurance evidencing such insurance coverage(s) will be provided upon request after execution of this Agreement and no less than fourteen (1) days prior to renewal of said insurance policies. The certificate(s) of insurance shall indicate that the above thirty (30) day notice provision applies.

10.0 PRIVATE LABEL SUPPLY AGREEMENT
---- ------------------------------

          10.1. B&L has agreed to sell to Licensor a private label cast molded polymacon Product for Licensor to sell to Licensor's current lathe cut Product customer base, including optometrists, ophthalmologists, distributors and national chains. The Private Label Supply Agreement in its final form is attached hereto as Exhibit 3. B&L and Licensor will execute the Private Label Supply Agreement within ten (10) business days of B&L receiving FDA approval for the 510(k) for the Product. The parties acknowledge that Licensor may continue manufacturing and selling lathe cut contact lenses which utilize the Technology during the Term.

Nothing in this Agreement or the Private Label Supply Agreement shall require B&L to provide Licensor with a lathe cut contact lens or a lens made of material other than polymacon.

11.0 CONFIDENTIALITY
---- ---------------

          11.1. Licensor and B&L and their respective Affiliates (as applicable, each a "receiver") shall each use all reasonable steps to keep confidential any Know-How, and any other proprietary or business information provided or made available by the other party or its Affiliates (as applicable, each a "discloser") hereunder ("Confidential Information"), which steps shall include, without limitation, those steps the receiver employs to protect its own Confidential Information. Without the prior written consent of discloser, receiver shall not use (except as contemplated by this Agreement), or disclose to any third party, any Confidential Information of discloser; provided, however, that the foregoing shall not apply to Confidential Information that receiver can establish by written documentation:

          (a)   was publicly known at the time of disclosure by receiver;

          (b) becomes publicly known, without receiver's breach of this confidentiality restriction subsequent to such disclosure;

          (c) was otherwise known by receiver from a source (other than discloser) lawfully having the right to possess and disclose such information without restriction;

          (d) can be demonstrated by written records to have been developed by receiver independently of the disclosure by discloser;

          (e) can be demonstrated by written records to have been known by receiver without restriction prior to receiving such information from discloser; or was furnished by discloser to a third party without similar restriction on that Party's right of disclosure.

          11.2. The foregoing shall not preclude the disclosure of Confidential Information by receiver:

          (a) to its legal representatives, affiliates, agents, consultants, directors, outside contractors, and prospective investors under like confidentiality obligations on the part of the recipients;

          (b) to the extent required by law or regulation, provided that to the extent reasonably possible, receiver shall give prompt written notice of the proposed disclosure to discloser so as to allow discloser an opportunity, at its own cost and expense, to object to such requirement and, if applicable, assure that confidential treatment will be accorded to such Confidential Information;

          (c) to the extent that such Confidential Information is reasonably required to be disclosed for the purpose of securing necessary governmental authorization for the clinical testing or marketing of Products or for the purpose of conducting clinical testing or marketing;

          (d) to the extent that such Confidential Information is reasonably required to be disclosed for the purpose of prosecuting or defending litigation.

          11.3. The terms of this Agreement shall not be disclosed by either party to any third party (other than as provided in Sections 11.2 and 11.3) or be published unless both parties expressly agree in writing.

12.0 PUBLICITY
---- ---------

          12.1. Subject to Section 12.3, neither party shall use the name of the other party or its Affiliates without the other party's prior written consent.

          12.2. If a party wishes to disclose information concerning or arising out of this Agreement in the form of a press release, the party proposing the disclosure shall submit the substance and timing of the proposed press release in writing to the other party for review. No press release shall be published unless both parties agree in writing upon the substance and timing of the press release, such agreements are not to be unreasonably withheld or delayed.

          12.3. If a party wishes to make a disclosure to a securities exchange or to the National Association of Securities Dealers, which disclosure is not required by applicable law, rules or regulations, that party proposing the disclosure shall cooperate with the other party to obtain:

          (a) confidential treatment of the existence and terms of this Agreement under the Securities Act of 1933 or the Securities Exchange Act of 1934 or other applicable law or regulation in substance reasonably satisfactory to the party proposing the disclosure;

          (b) a protective order or other judicial or quasi judicial protection for the confidentiality of the existence and terms of this Agreement; and

          (c) such other protections as the other party may reasonably require.

13.0 PATENTS
---- -------

          13.1. Licensor shall prosecute and maintain Patent Rights. Should Licensor wish to not enter a country where it otherwise would have the right to obtain patent protection for any future Patent Right, Licensor shall give B&L the right to seek such patent protection in the applicable country within a time frame sufficient for B&L to prepare and file the necessary papers required to establish a filing date (with priority of any related parent application) according to the laws of the applicable country. Licensor agrees to fully cooperate with B&L in preparing the necessary papers to complete the legal requirements to obtain such patent protection in the applicable country, including execution of an assignment of all rights, title and interest to such patent(s) from Licensor to B&L in the applicable country. As B&L would be the legal owner of any such patent in the applicable country, the [Omitted based on a request for confidential treatment pursuant to Rule 24b-2 under the Securities Act of 1934, as amended. The omitted portion has been filed separately with the Securities and Exchange Commission.] royalty for Know-How would be applicable on Net Sales of Product under Section 6.1 (d) hereof.

          13.2. Licensor shall provide to B&L a written report on the status of Patent Rights each calendar year.

          13.3. B&L will own any patents, patentable inventions or know-how B&L independently develops related to the Technology or Products.

          13.4. Subject to B&L's right of first negotiation as provided for in
Section 3.1 hereof, Licensor will own any patents, patentable inventions or know-how Licensor independently develops related to the Technology or Products.

          13.5. Know-how, inventions and any patent issuing thereon which include both Licensor and B&L personnel as legal joint inventors shall be jointly owned by Licensor and B&L.

          13.6. B&L shall provide patent marking for Products covered by Patent Rights that B&L sells in the United States.

14.0 CLINICAL INTELLECTUAL PROPERTY
---- ------------------------------

          14.1. Upon execution of this Agreement, Licensor shall disclose all Clinical IP data to B&L.

          14.2. Licensor shall use its best efforts to guarantee that B&L has complete access to and use of any Clinical IP existing or generated pursuant to any clinical trial arrangement in effect as of the date of this Agreement.

15.0 TRADEMARKS
---- ----------

          15.1. B&L shall own the logos, trade names, copyrights, trademarks and other commercial symbols ("Marks") developed or used in connection with any and all Products marketed by B&L.

          15.2. During and after the term of this Agreement, Licensor shall not directly or indirectly contest the ownership, validity or originality of the Marks for the Products, and the goodwill represented by any of the foregoing Marks.

          15.3. Licensor will not use any name or other symbol confusingly similar to or, in the reasonable judgement of B&L, suggestive of any. of the foregoing Marks.

16.0 ENFORCEMENT OF INTELLECTUAL PROPERTY RIGHTS
---- -------------------------------------------

          16.1. Infringement Notice. If Licensor becomes aware of any infringement or threatened infringement of any Intellectual Property Right, then Licensor shall give notice to B&L within Ten (10) days of becoming aware of such infringement or threat.

          16.2. Enforcement Actions. B&L shall have the right, but not the obligation, to bring an enforcement action and take any other reasonable steps to defend the Patent Right against infringement; which steps may include the negotiation of appropriate settlements and cross-licenses. Licensor hereby agrees, in addition to its obligations under the last sentence of this Section 16.2, to be joined as a party to any such action. The costs of such enforcement action shall be borne by B&L, and any recovery shall be retained by B&L. If B&L does not initiate a response to any infringement within ninety (90) days after it has received notice thereof, Licensor may request that B&L commence an infringement action or other appropriate action or response. If B&L declines to do so or fails to respond to Licensor's request within Sixty (60) days after receipt thereof, then Licensor shall have the right to undertake such action itself at its own expense. B&L shall have the right to approve any settlement, cross-license, etc., such approval not to be unreasonably withheld or delayed. Recovery from any settlement or judgment from any such action undertaken and funded by B&L shall go first to reimburse the expenses of the parties and the remainder shall be treated as Net Sales and allocated accordingly. Notwithstanding the foregoing, if the monetary recovery is less than the out-of-pocket expenses of Licensor and B&L, reimbursement shall be on a pro rata basis, based upon costs incurred. Licensor and B&L shall assist one another and reasonably cooperate in any such litigation at the other's request without charge to the requesting party.

17.0 NOTICES
---- -------

          17.1. All notices required or permitted hereunder shall by given in writing and mailed postage prepaid by first class certified or registered mail, or sent by a nationally recognized express courier service, or hand delivered at the following addresses:

          To B&L:

          Bausch & Lomb Incorporated
          One Bausch & Lomb Place
          Rochester, New York 14604
          Attn: General Counsel

          Copy: Senior Vice President, RD&E

          To Licensor:

          Unilens Corp., USA
          10431 72nd Street
          North Largo, FL 33777
          Att: President

          Copy: Chief Financial Officer

          17.2. Any notice, if mailed properly addressed, postage prepaid, shall be deemed made three days after the date of mailing as indicated on the certified or registered mail receipt, or on the next business day if sent by express courier service or on the date of receipt if hand delivered.

18.0 TERM AND TERMINATION
---- --------------------

          18.1. Term. Unless earlier terminated as provided for hereunder, the term of this Agreement shall begin on the Effective Date and shall remain in effect for so long as B&L, its Affiliates, or Sublicensees, as applicable, continue to manufacture and sell Product ("Term").

          18.2. Termination for Cause

          (a) This Agreement will terminate after written notice to a party of a material breach or default of this Agreement which is not cured (a) in the event of a breach or default of a payment obligation, within Thirty (30) days after such payment is due, or (b) in the event of any other a breach or default, within Sixty (60) days after the breaching party has received such notice.

          (b) This Agreement will terminate after written notice by B&L to Licensor that B&L cannot, in B&L's sole discretion, commercially manufacture Product that meets the Design Criteria of Exhibit 1, or B&L reasonably believes that it will not receive FDA approval for the 510(k) for the Product.

          (c) This Agreement will terminate upon written notice by Licensor to B&L if the parties have not executed the Private Label Supply Agreement of
Section 10.0 hereof and/or B&L has failed to manufacture Product for commercial sale by April 30th, 2003.

          18.3. Termination for Convenience. B&L may terminate this Agreement and the licenses granted hereunder without cause, upon Ninety (90) days written notice to Licensor.

          18.4. Effect of Termination for Cause or Convenience.

          (a) Except as expressly set forth in Section 20.6, all rights and obligations under this Agreement (including without limitation any licenses granted hereunder) and the Private Label Supply Agreement shall immediately end upon termination of this Agreement for any reason; provided however, that termination of this Agreement shall not release either party from any payment obligation that has accrued as of the effective date of the termination.

          (b) Without limiting the foregoing, if B&L terminates this Agreement pursuant to Sections 18.2(b), 18.2(c), or 18.3, B&L shall pay Licensor, within Thirty (30) days after such termination:

                (i) amounts equal to all accounts payable with regard to any reimbursable expenses which were approved by B&L under Section 5.2; and

                (ii) If PRIOR to a First Commercial Sale, termination is pursuant to Section 18.3 , 18.2(b) or 18.2(c) then B&L shall pay to Licensor a one-time termination fee of [Omitted based on a request for confidential treatment pursuant to Rule 24b-2 under the Securities Act of 1934, as amended. The omitted portion has been filed separately with the Securities and Exchange Commission.] and

                (iii) If PRIOR to a First Commercial Sale, notice and termination is effectuated by Licensor as the result of B&L's breach of
     Section 4.0 hereof and B&L has not cured the alleged breach as provided under Section 18.2(a) hereof, then B&L shall pay to Licensor a one time termination fee of [Omitted based on a request for confidential treatment pursuant to Rule 24b-2 under the Securities Act of 1934, as amended. The omitted portion has been filed separately with the Securities and Exchange Commission.]

          (c) Upon termination of this Agreement with or without cause under Sections 18.2 or 18.3 hereof, B&L, and its Affiliates and Sublicensees, as applicable, shall return to Licensor within Sixty (60) days of termination all Know-How and Confidential Information previously disclosed, provided or made available to B&L by Licensor pursuant to this Agreement except to the extent necessary for B&L or any Affiliate or Sublicensee to maintain or service any Product which has been sold and to maintain records in accordance with its then current company policies.

          18.5. Sell-Off Period. Notwithstanding anything to the contrary contained herein, B&L, its Affiliates and its Sublicensees shall have Ninety
(90) days from the effective date of termination to complete the manufacture of any work-in-progress and to sell any Product in inventory, subject to royalty obligations to Licensor under this Agreement.

19.0 FORCE MAJEURE
---- -------------

          19.1. Neither party shall be responsible or liable to the other hereunder for failure or delay in performance of this Agreement due to any war, fire, accident or other casualty, or any labor disturbance or act of God or the public enemy, or any other contingency beyond such party's reasonable control. In addition, the party affected by such force Majeure shall use reasonable efforts, consistent with good business judgment, to eliminate, cure and overcome any of such causes and resume performance of its obligations and to keep the other party informed of such efforts. In no event will this provision apply to excuse a party from any payment obligation under this Agreement.

20.0 MISCELLANEOUS
---- -------------

          20.1. Assignment. This Agreement and all rights and obligation hereunder are personal to the parties hereto, and may not be assigned without the express prior written consent of the other (which consent shall not be unreasonably withheld). Any assignment or attempt at same not in accordance with the foregoing shall be void and without effect. Notwithstanding the foregoing, B&L and licensor shall be entitled to assign this Agreement to an Affiliate or a purchaser of substantially all of the assets to which this Agreement applies.

          20.2. Severability. If any provision of this Agreement is held to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions shall not in any way be affected or impaired thereby and the parties shall use their best efforts to substitute a valid, legal and enforceable provision which, insofar as possible, implements the purposes hereof. Furthermore, the court may, to the fullest extent permitted by law, substitute a provision that most closely conforms to the parties' intent as determined by such court.

          20.3. No Waiver. The failure of any party at any time to require performance of any provision shall in no manner affect its rights to enforce such provision at a later time.

          20.4. Dispute Resolution. If any dispute arises between Licensor and B&L with respect to the interpretation or breach of this Agreement, either party may notify the other of the dispute in writing and the parties shall attempt to resolve the dispute through discussions between Licensor's Chief Executive Officer and B&L's Vice President, Contact Lens and Lens Care. If such officers are unable to resolve the dispute within Thirty (30) days after the date written notice of the dispute is delivered, either party may seek such other remedy, at law or in equity, as it may deem necessary or appropriate.

          20.5. Governing Law; Jurisdiction. Any legal or other action hereunder shall be brought in the State or federal courts nearest the principal place of business of the defendant in any such action, and this Agreement shall be construed and interpreted and its performance shall be governed by the substantive laws of the State where such courts are located, i.e., New York, if B&L is the defendant, and Florida, if Licensor is the defendant, without regard to the state's conflict of laws principles. The Parties consent to the exclusive personal jurisdiction and venue of such courts in the event of such action.

          20.6. Survival. Articles 7, 8, 9, 14 and 20 shall survive termination of this Agreement.

          20.7. Bankruptcy. All licenses granted under this Agreement by Licensor to B&L, for all purposes of Section 365(n) of Title XI of the United States Code ("Title XI"), are licenses of rights to "intellectual property" as defined in Title XI. During the Term, Licensor shall create and maintain current copies to the extent practicable of all such intellectual property. If a bankruptcy proceeding is commenced by or against Licensor under Title XI, B&L shall be entitled to a copy of any and all such intellectual property, and the same, if not in the possession of B&L, shall be promptly delivered to it (a) upon B&L's written request following the commencement of such bankruptcy proceeding, unless Licensor, or its trustee or receiver, elects within Thirty
(30) days to continue to perform all of its obligations under this Agreement, or
(b)
if not delivered as provided under clause (a) above, upon B&L's request following the rejection of this Agreement by or on behalf of Licensor. If B&L has taken possession of all applicable embodiments of the intellectual property of Licensor pursuant to this Section and the trustee in bankruptcy of Licensor does not reject this Agreement, B&L shall return such embodiments upon request. If Licensor seeks or involuntarily is placed under Title XI and the trustee rejects this Agreement as contemplated under 11 U.S.C. 365(n)(1), B&L hereby elects pursuant to Section 365(n) to retain all rights granted to B&L under this Agreement to the extent permitted by law.

          20.8. Merger. This Agreement (a) sets forth the entire agreement between the parties hereto and any parties who have in the past or who are now representing either the parties hereto and merges all discussions between them;
(b) annuls and replaces every other agreement which may have existed between Licensor and B&L; and (c) is separate and distinct from any other agreement which may have existed in the past or may now exist.

          IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives as of the day and year first above written.

BAUSCH & LOMB INCORPORATED              UNILENS CORPORATION


By:  /s/ Gary M. Aron                   By:  /s/ Alfred W. Vitale
     ---------------------------------       -----------------------------------
     Name:  Gary M. Aron                     Name:  Alfred W. Vitale
     Title: Corp. Sr. VP RD&E                Title: Chairman & CEO
     Date:  10-23-01                         Date:  Oct. 25, 2001